Filed Under Rule 424(b)(3)
Registration No. 333-138729

PROSPECTUS SUPPLEMENT NO. 4

PROSPECTUS SUPPLEMENT DATED MARCH 20, 2007
TO REGISTRATION STATEMENT DECLARED EFFECTIVE ON DECEMBER 11, 2006
(REGISTRATION NO. 333-138729)

LEV PHARMACEUTICALS, INC.
44,397,057 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This Prospectus Supplement updates and should be read in conjunction with our prior prospectus supplement and with the Prospectus dated December 11, 2006, which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement includes the following document, as filed by us with the Securities and Exchange Commission:

• The attached Current Report on Form 8-K of Lev Pharmaceuticals, Inc. filed on March 20, 2007.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “LEVP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 20, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 16, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, NY 10017
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

122 East 42nd Street, Suite 1700, New York, New York 10168
(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 16, 2007, Lev Pharmaceuticals, Inc. (the “Registrant”) entered into an employment relationship with Mr. Dov S. Elefant for Mr. Elefant to serve as the Registrant’s Corporate Controller. Pursuant to the terms of an offer letter executed by the Registrant and Mr. Elefant, Mr. Elefant will serve as Corporate Controller on an at-will basis and earn an annual salary at the rate of $195,000. Mr. Elefant will be eligible for an annual bonus of $20,000 in the discretion of the compensation committee of the Board. In the event Mr. Elefant’s employment is terminated by the Registrant without cause within three years of his start date, the Company will pay him a severance payment of six months of his then-current base salary. In addition, pursuant to the Registrant’s 2004 Omnibus Incentive Compensation Plan and subject to the terms and conditions therein, on March 19, 2007, the Registrant granted Mr. Elefant options to purchase 200,000 shares of the common stock, which options are exercisable for a period of seven years at a per share price of $1.75 and which options vest over a three year period, with 1/3 of the option award vesting on the one-year anniversary of the date of grant and the balance vesting in equal monthly installments of 1/24 of the remaining option award over the following 24 months.

Biographical Information. Prior to joining Lev Pharmaceuticals, Dov S. Elefant held numerous financial positions from December 1999 to March 2007 at EpiCept Corporation, a publicly-traded pharmaceutical company. Most recently, Mr. Elefant was the Controller and Vice President of Finance and Administration from April 2004 to March 2007. Mr. Elefant’s other positions with EpiCept included Chief Financial Officer and Vice President of Finance and Administration. From October 1998 until December 1999, Mr. Elefant was Assistant Controller of Alteon Inc., a publicly traded biopharmaceutical company. Prior to that, he served as Director of Accounting and Finance of Innapharma, Inc., a biopharmaceutical company. Mr. Elefant received his B.S. in Accounting from the Sy Syms School of Business of Yeshiva University in New York. Mr. Elefant is 39 years old.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By:	/s/ Joshua D. Schein, Ph.D.
Name:	Joshua D. Schein, Ph.D.
Title:	Chief Executive Officer and President
Date:	March 20, 2007